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                                                                 EXHIBIT 99.A9.4

                              Exhibit 27(d)(xiii)
                           Sunset Option Endorsement


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                       AUSA LIFE INSURANCE COMPANY, INC.
                               (A STOCK COMPANY)

                       Home Office: 4 Manhattanville Road
                            Purchase, New York 10577
                             Administrative Office:
                                 P.O. Box 9054
                         Clearwater, Florida 33758-9054

                           SUNSET OPTION ENDORSEMENT

===============================================================================

AUSA Life Insurance Company, Inc. has issued this endorsement as a part of the policy to which it is attached.

The following is added to the underlying life insurance policy.

If, in the year 2010, this policy is in force and:

1. federal tax laws have been changed to extend the repeal of estate taxes beyond the calendar year 2010, and

2. the owner of this policy wishes to surrender this policy in full and discontinue the life insurance coverage,

then the surrender charge will be waived for any full surrender of the policy during the calendar year 2010. Surrender charges remain unchanged for full surrenders in years other than 2010 whether or not estate tax repeal is extended or made permanent, and for partial surrenders and face amount reductions in all policy years.

Signed for Us at Our Office in Clearwater, Florida.


                       AUSA LIFE INSURANCE COMPANY, INC.


                              /s/ Craig D. Vermie
                       ---------------------------------
                                   Secretary